Exhibit 4.8

EXECUTION VERSION

THIS COMMON STOCK PURCHASE WARRANT AND THE SHARES THAT MAY BE PURCHASED HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR UNDER THE SECURITIES LAWS OF ANY STATE.  THIS COMMON STOCK PURCHASE WARRANT HAS BEEN ACQUIRED FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO DISTRIBUTION, AND THIS COMMON STOCK PURCHASE WARRANT AND THE SHARES THAT MAY BE PURCHASED HEREUNDER MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AND REGISTRATION OR QUALIFICATION UNDER APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL THAT THE PROPOSED TRANSACTION DOES NOT VIOLATE THE SECURITIES ACT OF 1933, AND APPLICABLE STATE SECURITIES LAWS.

APOLLO ENDOSURGERY, INC.

COMMON STOCK PURCHASE WARRANT

Date of Issuance: February 27, 2015	Certificate No. W-1

THIS IS TO CERTIFY that ATHYRIUM OPPORTUNITIES II ACQUISITION LP, a Delaware limited partnership, and its transferees, successors and assigns (the “Holder”), for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, is entitled to purchase from APOLLO ENDOSURGERY, INC., a Delaware corporation (the “Company”), at the price of $1.2223 per share (the “Exercise Price”), at any time after the date hereof (the “Commencement Date”) and expiring on February 27, 2022 (the “Expiration Date”), 2,850,000 shares of the fully paid and non-assessable Common Stock of the Company (as such number may be adjusted as provided herein).  The Aggregate Number (as defined below) as in effect on the Commencement Date represents the number of shares that as of the date hereof would constitute 2.04% of all issued and outstanding shares of Capital Stock of the Company on a Fully Diluted basis (as defined below). This Common Stock Purchase Warrant (this “Warrant”) is issued under and pursuant to that certain Credit Agreement by and among the Company, Athyrium Opportunities II Acquisition LP, as administrative agent, the guarantors party thereto, and the other lenders from time to time party thereto dated as of February 27, 2015 (as amended, modified, restated, refinanced, replaced or supplemented from time to time, the “Credit Agreement”).

Capitalized terms used herein shall have the meanings ascribed to such terms in Section 11 hereof unless otherwise defined herein.

SECTION 1.        The Warrant; Transfer and Exchange.

(a)           The Warrant.  This Warrant, and the rights and privileges of the Holder hereunder, may be exercised by the Holder in whole or in part as provided herein; shall survive any termination of the Credit Agreement or exercise of this Warrant (as set forth in Section 12 of this Warrant); and, as more fully set forth in Sections 1(b) and 8 hereof, may be transferred by the Holder to any other Person or Persons who meet the requirements set forth herein at any time or from time to time, in whole or in part, regardless of whether the Holder retains any or all rights under the Credit Agreement.

(b)           Transfer and Exchanges.  The Company shall initially record this Warrant on a register to be maintained by the Company with its other stock books and subject to Section 8 hereof, from time to time thereafter shall reflect the transfer of this Warrant on such register when the Holder delivers notice of transfer in accordance with the terms hereof, accompanied by appropriate instructions, and further accompanied by payment in cash or by check, bank draft or money order payable to the order of the Company, in United States currency, of an amount equal to any stamp or other tax or governmental charge or fee required to be paid in connection with the transfer thereof, if any.  Upon any such transfer, if requested by the Holder, a new warrant or warrants shall be issued to the transferee and the Holder (in the event this Warrant is only partially transferred) and the surrendered warrant shall be canceled.  This Warrant may be exchanged at the option of the Holder, when surrendered at the Principal Office of the Company, for another warrant or other warrants of like tenor and representing in the aggregate the right to purchase a like number of shares of Common Stock.

SECTION 2.        Exercise.

(a)           Right to Exercise.  At any time after the Commencement Date and on or before the Expiration Date, the Holder, in accordance with the terms hereof, may exercise this Warrant, in whole at any time or in part from time to time, by delivering this Warrant to the Company during normal business hours on any Business Day at the Company’s Principal Office, together with the Notice of Exercise, in the form attached hereto as Exhibit A and made a part hereof (the “Notice of Exercise”), duly executed, and payment of the Exercise Price per share for each share purchased, as specified in the Notice of Exercise.  The aggregate Exercise Price (the “Aggregate Exercise Price”) to be paid for the shares to be purchased (the “Exercise Amount”) shall equal the product of (i) the Exercise Amount multiplied by (ii) the Exercise Price.  If the Expiration Date is not a Business Day, then this Warrant may be exercised on the next succeeding Business Day.  For the avoidance of doubt, the Holder shall not be required to become a party to the Stockholders Agreement upon exercise of this Warrant; provided that, contemporaneously upon the exercise of this Warrant, the Holder agrees to execute and deliver the letter agreement in the form attached hereto as Exhibit B.

(b)           Payment of the Aggregate Exercise Price.  Payment of the Aggregate Exercise Price shall be made to the Company in cash or other immediately available funds or as provided in Section 2(c), or a combination thereof.  In the case of payment of all or a portion of the Aggregate Exercise Price pursuant to Section 2(c), the direction by the Holder to make a “Cashless Exercise” shall serve as accompanying payment for that portion of the Exercise Price.

(c)           Cashless Exercise.  The Holder shall have the right to pay all or a portion of the Aggregate Exercise Price by making a “Cashless Exercise”, in which case the portion of the Aggregate Exercise Price to be so paid shall be paid by reducing the number of shares of Common Stock otherwise issuable.  In such event, the Company shall issue to the Holder the number of shares of Common Stock computed using the following formula:

X = Y(A-B)/A

where:

X =                             the number of shares of Common Stock to be issued to the Holder;

Y =                             the number of shares of Common Stock with respect to which this Warrant is being exercised (inclusive of the shares of Common Stock surrendered to the Company in payment of the Aggregate Exercise Price);

A =                             the Fair Market Value Per Share; and

B =          the Exercise Price.

(d)           Issuance of Common Stock.  Upon receipt by the Company of this Warrant at its Principal Office in proper form for exercise, and accompanied by the Notice of Exercise and payment of the Aggregate Exercise Price as aforesaid, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that certificates representing such shares of Common Stock may not then be actually delivered.  Within ten calendar days after such surrender of this Warrant, delivery of the Notice of Exercise and payment of the Aggregate Exercise Price as aforesaid, the Company shall issue and cause to be delivered to, or upon the written order of, the Holder (and in such name or names as the Holder may designate) a certificate or certificates for the Exercise Amount, subject to any reduction as provided in Section 2(c) for a cashless exercise.

(e)           Fractional Shares.  If any fractional interest in a share of Common Stock would, but for the provisions of Section 5(a)(v) of the Certificate of Incorporation be deliverable upon an exercise of this Warrant, the Company, in lieu of delivering such fractional share of Common Stock, shall pay an amount to the Holder of such fractional interest equal to the fair market value of such fractional interest as of the date of conversion (as determined in accordance with the Certificate of Incorporation).

(f)            Partial Exercise.  In the event of a partial exercise of this Warrant, the Company shall issue to the Holder a Warrant in like form for the unexercised portion thereof which has not expired.

SECTION 3.        Payment of Taxes.  The Company shall pay all stamp taxes attributable to the initial issuance of shares or other securities issuable upon the exercise of this Warrant or issuable pursuant to Section 6 hereof, excluding any tax or taxes which may be payable because of the transfer involved in the issuance or delivery of any certificates for shares or other securities issued or delivered upon exercise of this Warrant in a name other than that of the Holder in respect of which such shares or securities are issued.

SECTION 4.        Replacement Warrant.  In case this Warrant is mutilated, lost, stolen or destroyed, the Company shall issue and deliver in exchange and substitution for and upon cancellation of the mutilated Warrant, or in lieu of and in substitution for this Warrant lost, stolen or destroyed, a new Warrant of like tenor and representing an equivalent right or interest, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction of such Warrant and upon receipt of an indemnification agreement by the Holder reasonably satisfactory to the Company.

SECTION 5.        Option to Put.

(a)           Put Rights.  Notwithstanding any other provision of this Warrant, in connection with a Put Event (as defined herein), the Holder may elect to sell to the Company this Warrant or such portion thereof, and the Company shall be required to purchase this Warrant or any portion thereof, in accordance with the terms hereof (the “Put Option”).  If the Holder elects to exercise the Put Option in connection with (i) a Change of Control, then the redemption of this Warrant or such portion thereof shall occur contemporaneously with such Change of Control or (ii) an Event of Non-Compliance, then the Holder may elect to cause the Company to redeem this Warrant or such portion thereof upon the occurrence of, or at any time (or from time to time) following, such Event of Non-Compliance; provided that the Put Option referenced in this Section 5(a)(ii) shall expire, solely with respect to such Event of Non-Compliance, thirty (30) days following the receipt of notice regarding such Event of Non-Compliance by the Holder in accordance with Section 5(g)(ii) below.

(b)           Put Notice.  To exercise the Put Option, the Holder shall give notice of exercise of the Put Option to the Company (the “Put Notice”) in the manner described in Section 17.  The Put Notice shall be delivered not less than (i) five (5) days prior to the proposed closing date of the Put Event (if such Put Event is a Change of Control) as set forth in the notice delivered to the Holder pursuant to Section 5(g) or (ii) one (1) day prior the redemption date, if such Put Event is an Event of Non-Compliance.  All redemption notices shall set forth the portion of this Warrant to be redeemed.

(c)           Redemption Price.  The purchase price (the “Redemption Price”) of the Warrant or any portion thereof to be purchased or redeemed by the Company hereunder shall be calculated for the purposes of a purchase or redemption under this Section 5 contemporaneously with the closing of the applicable Put Event (if such Put

Event is a Change of Control) or upon the redemption date (if such Put Event is an Event of Non-Compliance) and shall be equal to the product of (A) the difference of (1) the Fair Market Value Per Share minus (2) the Exercise Price per share then in effect multiplied by (B) the number of Warrant Shares to be redeemed; provided that, any payment received by Holder pursuant to any Put Event shall be subject to and conditioned up such Holder’s pro rata contribution to any applicable escrow, holdback, earnout, expense fund or otherwise, as applicable, in each case as long as such amounts shall be withheld on at least a pro rata basis among all stockholders participating in the Put Event.

(d)           Closing.  Promptly following the closing of the redemption, the Holder shall surrender this Warrant to the Company at its Principal Office or such other place as may be reasonably agreed upon by the Holder and the Company on tender by the Company of the Redemption Price in cash or other immediately available funds contemporaneously with the closing of the applicable Put Event (if such Put Event is a Change of Control) or the redemption date (if such Put Event is an Event of Non-Compliance).

(e)           Partial Redemption; Rights Upon Full or Partial Exercise.  If this Warrant is redeemed only in part, the Company shall issue a new warrant or warrants for the remaining portion of the warrant, which warrant shall be registered in the name of and delivered to the appropriate holder.  Upon exercise of this Warrant in full, the rights under this Section 5 shall terminate.  Upon exercise of this Warrant in part, the rights under this Section 5 shall terminate with respect to the Warrant Shares obtained upon such exercise.

(f)            Treatment of Warrant upon Change of Control.

(i)            In connection with a Change of Control transaction the Company shall request that (A) the acquirer of the Company, (B) the successor or surviving entity or (C) the parent entity of the acquirer of the Company, in each case in connection with a Change of Control (each, the “Acquirer”) assume this Warrant in connection therewith.  If the Acquirer assumes this Warrant, then this Warrant shall be exercisable for the same securities, cash, and property as would be payable for the Warrant Shares issuable upon exercise of the unexercised portion of this Warrant as if such Warrant Shares were outstanding on the record date for the Change of Control and subsequent closing.

(ii)           If the Acquirer will not assume this Warrant in connection with the Change of Control, the Company shall give the Holder an additional written notice of such fact at least ten (10) days prior to the closing of the Change of Control.  In such event, notwithstanding any other provision of this Warrant to the contrary, the Holder may (at its option) exercise this Warrant in the manner specified in this Warrant with such exercise effective immediately prior to closing of the Change of Control or exercise its Put Option in accordance with this Section 5.

(iii)          The Company agrees that if the Holder has given a Put Notice in connection with a Change of Control, the Company shall not consummate the Change of Control unless the Redemption Price is paid in cash contemporaneously with or out of the proceeds immediately upon the closing of such transaction and provisions are made for the future payments of the Redemption Price in connection with any applicable escrow, holdback, earnout, expense fund or otherwise, as applicable.

(iv)          For the avoidance of doubt, nothing contained in this Section 5(f) (including an Acquirer’s agreement to assume this Warrant) shall limit the Holder’s option to exercise its Put Option in connection with a Change of Control in accordance with the provisions of Section 5(a)(i) hereof.

(g)           Notice of Put Event.  The Company shall give the Holder written notice (i) at least thirty (30) days prior to the closing of any proposed Change of Control and (ii) immediately upon the chief executive officer, treasurer or president of the Company becoming aware of an Event of Non-Compliance.

(h)           Termination.  The Put Option described in this Section 5 shall terminate immediately, provided that the Holder has received all requisite notice in accordance with the terms of this Warrant, (i)

upon the closing of an Initial Public Offering of the Company and (ii) following the closing of the Change of Control if the Holder elects not to exercise its Put Option in connection with such Change of Control.

SECTION 6.        Adjustments to Warrant.

Under certain conditions, this Warrant is subject to adjustment as set forth in this Section 6.

(a)           Adjustments.  The Aggregate Number after taking into consideration any prior adjustments pursuant to this Section 6, shall be subject to adjustment from time to time as follows and, thereafter, as adjusted, shall be deemed to be the Aggregate Number hereunder.

(i)            Stock Dividends, Subdivisions and Combinations.  In case at any time or from time to time the Company shall:

(A)          issue to the holders of its shares of Common Stock a dividend paid in, or other distribution of, shares of Common Stock (a “Stock Dividend”);

(B)          subdivide its outstanding shares of Common Stock into a larger number of shares of Common Stock, including without limitation by means of a stock split (a “Stock Subdivision”); or

(C)          combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock (a “Stock Combination”);

then the Aggregate Number in effect immediately prior thereto shall be (1) proportionately increased in the case of a Stock Dividend or a Stock Subdivision and (2) proportionately decreased in the case of a Stock Combination, and the Exercise Price in effect immediately prior thereto shall be proportionately adjusted.  In the event the Company shall declare or pay, without consideration, any dividend on the shares of Common Stock paid in any right to acquire shares of Common Stock for no consideration, then the Company shall be deemed to have made a Stock Dividend in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire shares of Common Stock.

(ii)           Other Distributions.  In case at any time or from time to time the Company shall take a record of the holders of its shares of Common Stock for the purpose of entitling them to receive any dividend or other distribution not provided for in Section 6(a)(i) above (collectively, a “Distribution”) of:

(A)          cash;

(B)          any evidences of its indebtedness (other than Convertible Securities), any shares of its Capital Stock of the Company (other than additional shares of Common Stock or Convertible Securities) or any other securities or property of any nature whatsoever (other than cash); or

(C)          any options, warrants or other rights to subscribe for or purchase any of the following: any evidences of its indebtedness (other than Convertible Securities), any shares of its Capital Stock of the Company (other than additional shares of Common Stock or Convertible Securities) or any other securities or property of any nature whatsoever;

then the Holder shall be entitled to elect by written notice to the Company to receive upon the exercise of this Warrant at any time on or after the taking of such record in accordance with the terms hereof, the number of Warrant Shares to be received upon exercise of this Warrant determined as stated herein and, in addition and without further payment, the cash, evidences of indebtedness, stock, securities, other property, options, warrants and/or other rights (or any portion thereof) to which the Holder would have been entitled by way of such Distribution and subsequent dividends and distributions through the date of exercise as if such Holder (x) had exercised this Warrant immediately prior to such Distribution and (y) had received the Distribution in respect of the shares of Common Stock and all subsequent dividends and distributions of any nature whatsoever in respect of any stock or securities paid as dividends and distributions and originating directly or indirectly from such shares of Common Stock.

A reclassification of the shares of Common Stock into shares of Common Stock and shares of any other class of stock shall be deemed a Distribution by the Company to the holders of its shares of Common Stock of such shares of such other class of stock and, if the outstanding shares of Common Stock shall be changed into a larger or smaller number of shares of Common Stock as a part of such reclassification, such event shall be deemed a Stock Subdivision or Stock Combination, as the case may be, of the outstanding shares of Common Stock within the meaning of Section 6(a)(i) hereof.

(iii)          Issuance of shares of Common Stock.  If at any time or from time to time the Company shall (except as hereinafter provided in this Section 6(a)(iii)) issue or sell any additional shares of Common Stock for a consideration per share less than the Trigger Price Per Share (other than pursuant to the Permitted Stock Option Plan or Exempt Issuances, which shall not result in adjustments pursuant to this Section 6(a)(iii)) then, effective on the date specified below, the Aggregate Number shall be adjusted by multiplying (A) the Aggregate Number immediately prior thereto by (B) a fraction, the numerator of which shall be the sum of (x) the number of shares of Common Stock outstanding immediately prior to the issuance of such shares of Common Stock, (y) the number of shares of Common Stock issuable upon the conversion or exercise of options, warrants, rights or Convertible Securities outstanding immediately prior to the issuance of such shares of Common Stock (whether or not then exercisable), and (z) the number of such additional shares of Common Stock so issued and the denominator of which shall be the sum of (p) the number of shares of Common Stock outstanding immediately prior to the issuance of such additional shares of Common Stock, (q) the number of shares of Common Stock issuable upon the conversion or exercise of options, warrants, rights or Convertible Securities outstanding immediately prior to the issuance of such additional shares of Common Stock (whether or not then exercisable), and (r) the number of shares of Common Stock which the aggregate consideration for the total number of such additional shares of Common Stock so issued would purchase at the Trigger Price Per Share.  The date as of which the Trigger Price Per Share shall be computed on the date of actual issuance of such additional shares of Common Stock.

The provisions of this Section 6(a)(iii) shall not apply to any issuance of additional shares of Common Stock for which an adjustment is otherwise provided under Section 6(a)(i) hereof.  No adjustment of the Aggregate Number shall be made under this Section 6(a)(iii) upon the issuance of any additional shares of Common Stock which are issued pursuant to (1) any Exempt Issuances, (2) the exercise of other subscription or purchase rights or (3) the exercise of any conversion or exchange rights in any Convertible Securities, provided that for purposes of clauses (2) or (3) an adjustment shall previously have been made upon the issuance of such other rights or upon the issuance of such Convertible Securities (or upon the issuance of any warrants or other rights therefor) pursuant to Section 6(a)(iv) hereof.

(iv)          Convertible Securities.  If at any time or from time to time the Company shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a distribution of, or shall in any manner (whether directly, by assumption in a merger in which the Company is the surviving corporation and in which the stockholders of the Company immediately prior to the merger continue to own more than 50% of the Outstanding Common Stock immediately after the merger and for a period of 180 days thereafter, or otherwise) issue or sell Convertible Securities (or any warrants, options or other rights to subscribe for Convertible Securities or Common Stock (other than pursuant to the Permitted Stock Option Plan or Exempt Issuances, which shall not result in adjustments pursuant to this Section 6(a)(iv))), whether or not the rights to subscribe, exchange or convert thereunder are immediately exercisable, and the consideration per share for the additional shares of Common Stock which may at any time thereafter be issuable pursuant to the terms of such Convertible Securities shall be less than the Trigger Price Per Share, then the Aggregate Number shall be adjusted as provided in Section 6(a)(iii) hereof on the basis that (A) the maximum number of additional shares of Common Stock necessary to effect the conversion or exchange of all such Convertible Securities shall be deemed to have been issued as of the date of the determination of the Trigger Price Per Share as herein provided and (B) the aggregate consideration for such maximum number of additional shares of Common Stock shall be deemed to be the minimum consideration received and receivable by the Company for the issuance of such additional shares of Common Stock pursuant to the terms of such Convertible Securities (or any warrants or options or other rights to subscribe for Convertible Securities or Common Stock).  For purposes of this Section 6(a)(iv), the effective date of such adjustment and the date as of which the Trigger Price Per Share shall be the date of actual issuance of such Convertible Securities (or any warrants or options or other rights to subscribe for Convertible Securities or Common Stock).

(v)           Subsequent Adjustments.  If at any time after an adjustment of the Aggregate Number has been made pursuant to Section 6(a)(iv) hereof on the basis of the issuance of Convertible Securities (or any warrants or options or other rights to subscribe for Convertible Securities), or after any new adjustments of the Aggregate Number shall have been made pursuant to this Section 6(a)(v);

(A)          such warrants, options or rights or the right of conversion or exchange in such Convertible Securities shall expire, and all or any portion of such warrants, options or rights, or the right of conversion or exchange in respect of all or any portion of such Convertible Securities, as the case may be, shall not have been exercised prior to such expiration; and/or

(B)          in the case of adjustments made pursuant to Section 6(a)(iv), the consideration per share for which shares of Common Stock are issuable pursuant to such warrants, options or rights per the terms of such Convertible Securities shall be increased solely by virtue of provisions therein contained for an automatic increase in such consideration per share upon the arrival of a specified date or the happening of a specified event;

such previous adjustment shall be rescinded and annulled and the adjustments to the Aggregate Number which occurred by virtue of Sections 6(a)(iv) or 6(a)(v) shall no longer apply.  Simultaneously therewith, a recomputation shall be made of the effect of such Convertible Securities on the determination of the Aggregate Number, which shall be made on the basis of:

(1)           treating the number of additional shares of Common Stock, if any, actually issued pursuant to the previous exercise of such warrants, options or rights or such right of conversion or exchange as having been issued on the date or dates of such exercise and, in the case of a recomputation of a calculation originally made pursuant to Section 6(a)(iv), for the consideration actually received and receivable therefor, and

(2)           in the case of a recomputation of a calculation originally made pursuant to Section 6(a)(iv), treating any such warrants, options or rights or any such Convertible Securities which then remain outstanding as having been granted or issued immediately after the time of such irrevocable increase of the consideration per share for which shares of Common Stock are issuable under such warrants, options or rights or Convertible Securities;

and, if and to the extent called for by the foregoing provisions of this Section 5(a)(v) on the basis aforesaid, a new adjustment of the Aggregate Number shall be made, such new adjustment shall supersede the previous adjustment so rescinded and annulled.

(vi)          Exempt Issuances.  The provisions of Sections 6(a)(iii) and 6(a)(iv) shall not apply to any issuance of additional shares of Common Stock or Convertible Securities (A) for which an adjustment is otherwise provided under Section 6(a)(i) hereof, (B) pursuant to the exercise of this Warrant (or any Warrant issued as a replacement for this Warrant or upon the transfer or partial exercise hereof) in whole or in part, (C) pursuant to the exercise of any subscription or purchase rights, or the exercise of any conversion or exchange rights in any Convertible Securities, so long as an adjustment shall previously have been made upon the issuance of such rights or upon the issuance of such Convertible Securities (or upon the issuance of any warrants or other rights therefor) pursuant to Section 5(a)(iv) hereof (D) pursuant to the issuance of Common Stock (or options related thereto) upon the exercise of options granted or to be granted under the Permitted Stock Option Plan (subject to adjustment for any combinations, consolidations, stock distributions or stock dividends with respect to the shares of Common Stock), (E) the issuance of shares of Common Stock pursuant to a Qualifying IPO, (F) the issuance of shares of Common Stock as consideration in connection with the acquisition of all or a controlling interest in another business (whether by merger, purchase of stock or assets or otherwise) if such issuance is approved by the board of directors, (G) the issuance of shares of Common Stock or Convertible Securities, following the Commencement Date, issued pursuant to any equipment loan or leasing arrangement, real property leasing arrangement or debt financing from a bank or similar financial institution (which, for the avoidance of doubt, includes the lenders under the Credit Agreement) approved by the Company’s board of directors; (H) the issuance of shares of Common Stock or Convertible Securities issued to suppliers or third party service providers in connection with the provision of goods or services pursuant to transactions approved by the Company’s board of directors, (I) the issuance of shares of Common Stock or Convertible Securities issued pursuant to the acquisition of another corporation by the Company by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement, provided, that such issuances are approved by the Company’s board of directors, (J) the issuance of shares of Common Stock, warrants or Convertible Securities pursuant to a bona fide public offering registered under the Securities Act or (K) following an Initial Public Offering of the Company, the issuance of shares of Common Stock, warrants or Convertible Securities pursuant to a private placement at such time as the Company’s securities are registered pursuant to Section 12(b) or 12(g) of the Exchange Act (the issuances in subsections (A)-(K) collectively, the “Exempt Issuances”).

(vii)         Miscellaneous.  The following provisions shall be applicable to the making of adjustments of the Aggregate Number provided above in this Section 6(a):

(A)          The sale or other disposition of any issued shares of Common Stock owned or held by or for the account of the Company or any of its Subsidiaries shall be deemed an issuance thereof for the purposes of this Section 6(a).

(B)          To the extent that any additional shares of Common Stock or any Convertible Securities or any warrants, options or other rights to subscribe for or purchase any additional shares of Common Stock or any Convertible Securities (1) are issued solely for cash consideration, the consideration received by the Company therefor shall be deemed to be the amount of the cash received by the Company therefor, (2) are offered by the Company for subscription, the consideration received by the Company shall be deemed to be the subscription price or (3) are sold to underwriters or dealers for public offering, the net consideration (after giving effect to underwriting discounts or sales commissions) received by the Company shall be deemed to be the consideration received by the Company therefor, in any such case excluding any amounts paid or receivable for accrued interest or accrued dividends.  To the extent that such issuance shall be for a consideration other than cash, or partially for cash and partially for other consideration, then, except as otherwise expressly provided herein, the amount of such consideration shall be deemed to be the fair market value of such consideration (plus, if applicable, the amount of such cash) at the time of such issuance, determined in the manner set forth in Section 6(d)(ii).

The consideration for any shares of Common Stock issuable pursuant to the terms of any Convertible Securities shall be equal to (x) the consideration received by the Company for issuing any warrants, options or other rights to subscribe for or purchase such Convertible Securities, plus (y) the consideration paid or payable to the Company in respect of the subscription for or purchase of such Convertible Securities, plus (z) the consideration, if any, payable to the Company upon the exercise of the right of conversion or exchange of such Convertible Securities.

In case of the issuance at any time of any additional shares of Common Stock or Convertible Securities in payment or satisfaction of any dividends upon any class of stock other than Common Stock, the Company shall be deemed to have received for such additional shares of Common Stock or Convertible Securities a consideration equal to the amount of such dividend so paid or satisfied.

(C)          The adjustments required by the preceding paragraphs of this Section 6(a) shall be made whenever and as often as any specified event requiring an adjustment shall occur, except that no adjustment of the Aggregate Number that would otherwise be required shall be made (except in the case of a Stock Subdivision or Stock Combination, as provided for in Section 6(a)(i) hereof) unless and until such adjustment either by itself or with other adjustments not previously made adds or subtracts at least one share to or from the Aggregate Number immediately prior to the making of such adjustment.  Any adjustment representing a change of less than such minimum amount (except as aforesaid) shall be carried forward and made as soon as such adjustment, together with other adjustments required by this Section 6(a) and not previously made, would result in a minimum adjustment.  For the purpose of any adjustment, any specified event shall be deemed to have occurred at the close of business on the date of its occurrence.

(D)          If the Company shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or distribution or subscription or purchase rights and shall, thereafter and before the distribution to stockholders thereof, legally abandon its plan to pay or deliver such dividend, distribution, subscription or purchase rights, then no adjustment shall be required by reason of the taking of such record and any such adjustment previously made in respect thereof shall be rescinded and annulled.

(E)           Notwithstanding any other provision of this Section 6(a) or any other provision of this Warrant, at all times adjustments shall be made to the Aggregate Number such that the Holder will not be diluted in any manner (economically or otherwise) due to the adoption, creation, existence or amendment of any option plans (other than the Permitted Stock Option Plan (the adoption, creation or existence of which shall not result in an adjustment hereunder)), equity-based bonus plans, stock plans, stock appreciation rights plan or similar contractual obligations by or of the Company or any of the Company’s Subsidiaries (or issuance and/or exercise of any securities thereunder) whether or not such securities are issued at or below Fair Market Value Per Share.

(b)           Changes in Common Stock.  If at any time, other than in connection with a Change of Control, the Company shall initiate any transaction or be a party to any transaction (including, without limitation, a merger, consolidation, share exchange, sale, lease or other disposition of all or substantially all of the Company’s assets, liquidation, recapitalization or reclassification of the Common Stock) in connection with which the previous Outstanding Common Stock shall be changed into or exchanged for different securities of the Company or Capital Stock of the Company or other securities of another corporation or interests in a non-corporate entity or other property (including cash or cash equivalents) or any combination of the foregoing (each such transaction being herein called a “Transaction”), then as a condition of the consummation of the Transaction, the Company shall provide that lawful, enforceable and adequate provision shall be made so that the Holder shall be entitled to receive a new warrant in form and substance similar to, and in exchange for, this Warrant to purchase all or a portion of such securities or other property; provided that, if (i) the Company is unable to secure such new warrant and (ii) the Holder is unable to receive the aggregate consideration to which it is entitled in the form of cash or cash equivalents for this Warrant (without being required to exercise this Warrant) in connection with such Transaction, then, the Holder may elect, by giving the Company written notice thereof, to either (a)

exercise this Warrant in connection with the consummation of the Transaction for, in lieu of the Warrant Shares issuable upon such exercise, the securities or other property (including cash) to which such Holder would have been entitled upon consummation of the Transaction if such Holder had exercised this Warrant immediately prior thereto (subject to adjustments from and after the consummation date as nearly equivalent as possible to the adjustments provided for in this Section 6) or (b) sell this Warrant to the Company (without being required to exercise this Warrant) in connection with the consummation of the Transaction at a price equal to the product of (A) the difference of (1) the Fair Market Value Per Share minus (2) the Exercise Price per share then in effect multiplied by (B) the Aggregate Number then in effect; provided that, any consideration received by Holder pursuant to any Transaction shall be subject to and conditioned up such Holder’s pro rata contribution to any applicable escrow, holdback, earnout, expense fund or otherwise, as applicable, in each case as long as such amounts shall be withheld on at least a pro rata basis among all stockholders participating in the Transaction. The Company will not affect any Transaction unless prior to consummation thereof each corporation or other entity (other than the Company) which may be required to deliver any new warrant, securities or other property as provided herein assumes, by written instrument delivered to the Holder, the obligation to deliver to such Holder such new warrant, securities or other property as in accordance with the foregoing provisions. The foregoing provisions of this Section 6(b) shall similarly apply to successive Transactions.

(c)                                  Other Action Affecting Common Stock.  In case at any time or from time to time the Company shall take any action of the type contemplated in Section 6(a) or (b) hereof but not expressly provided for by such provisions (excluding any Exempt Issuance), then, unless in the opinion of the Company’s board of directors such action will not have an adverse effect upon the rights of the Holder (taking into consideration, if necessary, any prior actions which the board of directors deemed not to materially adversely affect the rights of the Holder), the Aggregate Number shall be adjusted in such manner and at such time as the board of directors of the Company may in good faith determine to be equitable in the circumstances.

(d)                                 Notices.

(i)                                     Notice of Proposed Actions.  In case the Company shall propose (A) to pay any dividend payable in stock of any class to the holders of its Common Stock or to make any other distribution to the holders of its Common Stock, (B) to offer to the holders of its Common Stock rights to subscribe for or to purchase any Convertible Securities, rights to acquire Convertible Securities or Capital Stock of the Company or additional shares of Common Stock or shares of stock of any class or any other securities, warrants, rights or options, (C) to effect any reclassification of its Common Stock, (D) to effect any recapitalization, stock subdivision, stock combination or other capital reorganization, (E) to effect any consolidation or merger, share exchange, or sale, lease or other disposition of all or substantially all of its property, assets or business, (F) to effect the liquidation, dissolution or winding up of the Company, any Transaction or any Change of Control, (G) to effect any Initial Public Offering, or (H) to effect any other action which would require an adjustment under this Section 6, then in each such case the Company shall give to the Holder written notice of such proposed action, which shall specify the proposed date on which a record is to be taken for the purposes of such stock dividend, distribution or rights, or the proposed date on which such reclassification, reorganization, consolidation, merger, share exchange, sale, transfer, disposition, liquidation, dissolution, winding up or other transaction is to take place and the date of participation therein by the holders of Common Stock, if any such date is to be fixed, or the proposed date on which the transfer of Common Stock is to occur, and shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action on the Common Stock and on the Aggregate Number after giving effect to any adjustment which will be required as a result of such action.  Such notice shall be so given in the case of any action covered by clause (A) or (B) above at least 30 days prior to the record date for determining holders of the Common Stock for purposes of such action and, in the case of any other such action, at least 30 days prior to the earlier of the date of the taking of such proposed action or the date of participation therein by the holders of Common Stock.

(ii)                                  Adjustment Notice.  Whenever the Aggregate Number is to be adjusted pursuant to this Section 6, unless otherwise agreed by the Holder, the Company shall promptly (and in any event within 10 Business Days after the event requiring the adjustment) prepare and deliver to the Holder a certificate signed by the chief executive officer or chief financial officer of the Company, setting forth, in reasonable detail, the event requiring the adjustment and the method by which such adjustment is to be calculated.  The certificate shall set forth, if applicable, a description of the basis on which the board of directors in good faith determined, as applicable, the Fair Market Value Per Share, the fair market value of any evidences of indebtedness, shares of stock, other securities, warrants, other subscription or purchase rights, or other property or the equitable nature of any adjustment under Section 6(b) or (c) hereof, the new Aggregate Number and, if applicable, any new securities or property to which the Holder is entitled.  Any determination of fair market value of such indebtedness, shares of stock, other securities, warrants, other subscription or purchase rights or other property shall be determined in good faith by the board of directors and be based upon an arm’s length sale, with such sale being between a willing buyer and a willing seller.

SECTION 7.                         No Dilution or Impairment.  The Company will not, by amendment of its Certificate of Incorporation, bylaws, the Stockholders Agreement, the Investors Rights Agreement or the terms of any class or series of its Capital Stock, or through any reorganization, recapitalization, transfer of assets, consolidation, merger, share exchange, dissolution or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, including without limitation the adjustments required under Section 6 hereof, and will at all times in good faith assist in the carrying out of all such terms and in taking of all such action as may be necessary or appropriate to protect the rights of the Holder against impairment pursuant to this Warrant.  Without limiting the generality of the foregoing and notwithstanding any other provision of this Warrant to the contrary (including by way of implication), neither the Company nor any of its Subsidiaries (as applicable) (a) will increase the par value of any shares of Common Stock receivable on the exercise of this Warrant above the amount payable therefor on such exercise, (b) will fail to take all such action as may be necessary or appropriate so that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of this Warrant, and (c) will waive, or permit the waiver of, any right of the Holder as a holder of this Warrant under the Certificate of Incorporation, bylaws or the Stockholders Agreement (or the terms of any class or series of its Capital Stock) without the prior written consent of the Holder.  The Holder acknowledges and agrees that nothing in this Section 7 shall prohibit the Company from engaging in any Deemed Liquidation Event or taking any actions related thereto.

SECTION 8.                         Transfers of the Warrant Securities. Subject to the restrictions set forth in this Section 8, the Holder may at any time and from time to time freely transfer this Warrant and the Warrant Shares in whole or in part (including, without limitation, to (i) an Affiliate of the Holder or (ii) an assignee of Holder’s rights and obligations under the Credit Agreement).  This Warrant has not been, and the Warrant Shares at the time of their issuance may not be, registered under the Securities Act and, except as provided in the Investors Rights Agreement, nothing herein contained shall be deemed to require the Company to so register this Warrant or the Warrant Shares.  This Warrant and the Warrant Shares are issued or issuable subject to the provisions and conditions contained herein and in the Credit Agreement and every Holder hereof by accepting the same agrees with the Company to such provisions and conditions, and does hereby make the representations and warranties set forth in Section 13 hereof to the Company as of the date such transferee becomes a Holder of this Warrant.

SECTION 9.                         Covenants. The Company hereby covenants to the Holder that so long as Holder holds this Warrant or any Warrant Shares:

(a)                                 Financial Statements.

(i)                                     Annual Financial Statements.  The Company shall deliver to the Holder, in form and detail satisfactory to the Holder as soon as available, and in any event within one hundred twenty (120) days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing acceptable to the Holder, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit.  The rights under this Section 9(a)(i) will terminate upon the effectiveness of a registration statement filed by the Company with the SEC under the Securities Act with respect to its Qualifying IPO or at such other time as the Company becomes subject to the reporting obligations of the Exchange Act.

(ii)                                  Quarterly Financial Statements.  The Company shall deliver to the Holder, in form and detail satisfactory to the Holder as soon as available, and in any event within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Company, a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Company’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Company as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Company and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.  The rights under this Section 9(a)(ii) will terminate upon the effectiveness of a registration statement filed by the Company with the SEC under the Securities Act with respect to its Qualifying IPO or at such other time as the Company becomes subject to the reporting obligations of the Exchange Act.

(iii)                               Monthly Financial Statements.  The Company shall deliver to the Holder, in form and detail satisfactory to the Holder as soon as available, and in any event within thirty (30) days after the end of each calendar month of the Company, a consolidated balance sheet of the Company and its Subsidiaries as at the end of such calendar month, and the related consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such calendar month and for the portion of the Company’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding calendar month of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Company as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Company and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.  The rights under this Section 9(a)(iii) will terminate upon the effectiveness of a registration statement filed by the Company with the SEC under the Securities Act with respect to its Qualifying IPO or at such other time as the Company becomes subject to the reporting obligations of the Exchange Act.

(iv)                              Not Duplicative.  The rights granted to the Holder referenced in this Section 9(a) are consistent with (and not in duplication of) the rights granted to the Holder in Section 7.01 of the Credit Agreement.

(b)                                 Fiduciary Duties.  The Company’s board of directors shall at all times have fiduciary duties to the stockholders of the Company consistent with a Delaware corporation.

(c)                                  No Effect Upon Lending Relationship.  Notwithstanding anything herein to the contrary, nothing contained in this Warrant shall affect, limit or impair the rights and remedies of the Holder or any of its Affiliates in its capacity as a lender to the Company pursuant to any agreement under which the Company has borrowed money from the Holder.  Without limiting the generality of the foregoing, the Holder, in exercising its rights as a lender, including making its decision on whether to foreclose on any collateral security, will have no duty to consider (i) its status or the status of any of its Affiliates as a direct or indirect equity holder of the Company, (ii) the equity of the Company or (iii) any duty it may have to any other direct or indirect equity holder of the Company, except as may be required under the applicable loan documents or by commercial law applicable to creditors generally.

(d)                                 Registration Under Securities Act of 1933, as amended. The Company agrees that the Warrant Shares shall have certain “piggyback” registration rights and Holder shall have a right of first offer on subsequent issuances of new securities in each case pursuant to and subject to the provisions set forth in the Investor Rights Agreement.

(e)                                  Costs and Expenses.  The Company agrees to pay upon demand (including, without limitation, reasonable attorneys’ fees and expenses) all reasonable out-of-pocket costs and expenses of the Holder in connection with the preparation, negotiation, execution and delivery of any amendment, modification or waiver of this Warrant, the Investor Rights Agreement or consent with respect hereto or thereto.

(f)                                   Regulatory Requirements and Restrictions.  In the event of any reasonable determination by the Holder that, by reason of any existing or future federal or state law, statute, rule, regulation, guideline, order, court or administrative ruling, request or directive (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) (collectively, a “Regulatory Requirement”), the Holder is effectively restricted or prohibited from holding this Warrant or the Warrant Shares (including any shares of Capital Stock or other securities distributable to the Holder in any merger, reorganization, readjustment or other reclassification), or otherwise realizing upon or receiving the benefits intended under this Warrant, the Company shall, and shall use its commercially reasonable efforts to have its stockholders take such action as the Holder and the Company shall jointly agree in good faith to be necessary to permit the Holder to comply with such Regulatory Requirement.

(g)                                  Validly Issued Shares.  The Company covenants that all shares of Common Stock that may be issued upon exercise of this Warrant, assuming full payment of the Aggregate Exercise Price (including those issued pursuant to Section 6 hereof) shall, upon delivery by the Company, be duly authorized and validly issued, fully paid and nonassessable, free from all stamp taxes, liens and charges with respect to the issue or delivery thereof and otherwise free of all other security interests, encumbrances and claims of any nature whatsoever (other than security interests, encumbrances and claims to which the Holder is subject prior to or upon the issuance of this Warrant, restrictions under applicable federal and/or state securities laws and other transfer restrictions described herein).

(h)                                 Reservation of Shares.  The Company shall at all times reserve and keep available out of the aggregate of its authorized but unissued shares, free of preemptive rights, such number of its duly authorized shares of Common Stock as shall be sufficient to enable the Company to issue Common Stock upon exercise of this Warrant.

SECTION 10.                  Events of Non-Compliance and Remedies.

(a)                                 Events of Non-Compliance.  If either party fails to keep and fully and promptly perform and observe in all material respects any of the terms, covenants or representations contained or referenced herein within 10 days upon (A) the receipt of a written notice from the non-breaching party specifying what failure has occurred, or requesting that a specified failure be remedied or (B) the chief executive officer, treasurer or president of the breaching party becoming aware of such failure (an “Event of Non-Compliance”), the non-breaching party shall be entitled to the remedies set forth in subsection (b) hereof.

(b)                                 Remedies.  On the occurrence of an Event of Non-Compliance, in addition to any remedies the non-breaching party may have under applicable law, the non-breaching party may bring any action for injunctive relief or specific performance of any term or covenant contained herein, the parties hereby acknowledging that an action for money damages may not be adequate to protect the interests of the non-breaching party hereunder.

SECTION 11.                  Definitions.

As used herein, in addition to the terms defined elsewhere herein, the following terms shall have the following meanings.  Capitalized terms not appearing below and not otherwise defined herein shall have the meaning ascribed to them in the Credit Agreement.

“Acquirer” has the meaning set forth in Section 5(f)(i).

“Affiliate” has the meaning set forth in the Credit Agreement.

“Aggregate Exercise Price” has the meaning set forth in Section 2(a).

“Aggregate Number” means, as of any date of determination, the number of shares of Common Stock which may be purchased pursuant to this Warrant (determined by giving effect to any adjustment hereunder or prior exercise hereof).  For the avoidance of doubt, the Aggregate Number as of the Commencement Date is 2,850,000 shares of Common Stock.

“Business Day” has the meaning set forth in the Credit Agreement.

“Capital Stock” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member, membership or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Certificate of Incorporation” means the Fourth Amended and Restated Certificate of Incorporation of the Company, dated as of February 27, 2015 as the same may further be amended, restated, supplemented or otherwise modified and in effect from time to time in accordance with its terms.

“Change of Control” means the occurrence of any of the following events: (a) a “Change of Control” (as defined in the Credit Agreement) or (b) a Deemed Liquidation Event.

“Closing Price Per Share” equals $1.2223, subject to proportional adjustments upon the occurrence of an event specified in Section 6(a)(i).

“Commencement Date” has the meaning set forth in the Preamble.

“Commission” means the Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act or the Exchange Act.

“Common Stock” includes (a) the Common Stock of the Company, par value $0.0001 per share, as described in the Certificate of Incorporation (as in effect on the date hereof), (b) any other class of Capital Stock of the Company hereafter authorized having the right to share in distributions either of earnings or assets without limit as to amount or percentage or (c) any other Capital Stock of the Company into which such Common Stock is reclassified or reconstituted.

“Company” has the meaning set forth in the Preamble.

“Convertible Securities” means evidences of indebtedness, shares of stock or other securities (including, but not limited to, any preferred stock, options and warrants) which are directly or indirectly convertible, exercisable or exchangeable, with or without payment of additional consideration in cash or property, for shares of Common Stock or any stock or securities convertible into or exchangeable for Common Stock, either immediately or upon the onset of a specified date or the happening of a specified event.

“Credit Agreement” has the meaning set forth in the Preamble.

“Deemed Liquidation Event” has the meaning set forth in the Certificate of Incorporation (as in effect on the date hereof).

“Distribution” has the meaning set forth in Section 6(a)(ii).

“Event of Non-Compliance” has the meaning set forth in Section 10(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, in each case as amended from time to time, or any successor thereto.

“Exempt Issuances” has the meaning set forth in Section 6(a)(vi).

“Exercise Amount” has the meaning set forth in Section 2(a).

“Exercise Price” has the meaning set forth in the Preamble.

“Expiration Date” has the meaning set forth in the Preamble.

“Fair Market Value Per Share” means, as of a particular date, the fair market value per share as determined by the disinterested members of the Company’s board of directors in good faith (based upon an arm’s length sale between a willing buyer and a willing seller) within 10 days of any event for which such determination is required and such determination (including the basis therefor) shall be promptly provided to the Holder.  Notwithstanding the foregoing, (i) during such time that the Common Stock of the Company is listed for trading on a Principal Market, the “Fair Market Value Per Share” shall equal the closing price of a share of the Company’s Common Stock as reported on the Company’s Principal Market for the trading day immediately before the applicable date and (ii) in connection with any determination of “Fair Market Value Per Share” in connection with a merger, consolidation, share exchange, sale, lease or other disposition of all or substantially all of the Company’s assets, liquidation, recapitalization or reclassification of the Common Stock, Transaction or other Change of Control, then the Fair Market Value Per Share shall be the value per share of Common Stock to be realized in such pending transaction.

“Fully Diluted” means, with respect to the Common Stock, as of a particular time the total outstanding shares of Common Stock as of such time, determined by treating all outstanding options (including all options either granted or available to be granted under any option plans, equity based bonus plans, stock plans, stock appreciation rights plan or similar contractual obligations by or of the Company or any of the Company’s Subsidiaries), warrants and other rights for the purchase or other acquisition of Common Stock as having been exercised and by treating all outstanding Convertible Securities as having been so converted.

“GAAP” has the meaning set forth in the Credit Agreement.

“Holder” means Athyrium Opportunities II Acquisition LP and its successors and assigns.

“Initial Public Offering” means (a) the Company’s first firm commitment underwritten public offering of its Common Stock registered under the Securities Act or (b) when the Company first becomes subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the Exchange Act.

“Investment Documents” has the meaning set forth in the Credit Agreement.

“Investor Rights Agreement” means the Second Amended and Restated Investor Rights Agreement dated October 28, 2013 among the Company, certain of its stockholders, as amended, restated, supplemented or otherwise modified from time to time.

“Loan Documents” has the meaning set forth in the Credit Agreement.

“Major Investor” has the meaning set forth in the Investor Rights Agreement

“Notice of Exercise” has the meaning set forth in Section 2(a).

“Outstanding Common Stock” of the Company means, as of the date of determination, the sum (without duplication) of the following: (a) the number of shares of Common Stock then outstanding at the date of determination, (b) the number of shares of Common Stock then issuable upon the exercise of this Warrant (as such number of shares may be adjusted pursuant to the terms hereof) and (c) the number of shares of Common Stock then issuable upon the exercise or conversion of Convertible Securities and any warrants, options or other rights to subscribe for or purchase Common Stock or Convertible Securities (but excluding any unvested options and securities not then exercisable for or convertible into Common Stock).

“Permitted Stock Option Plan” means the Company’s 2006 Option Plan, as amended or any successor plan, in any event, implemented by the Company pursuant to which an aggregate amount of no greater than 21% of the aggregate Capital Stock (as of the Commencement Date) may be issued to officers, directors, consultants and employees of the Company as compensation for services; provided that any issuance of Capital Stock thereunder in excess of 16.6% of the aggregate Capital Stock (as of the Commencement Date) shall be to officers, directors, consultants and employees of the Company as compensation for services and not to any Major Investor; provided that upon the effectiveness of the Company’s Initial Public Offering the Permitted Stock Option Plan shall mean (i) any employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) equity incentive plan that provides for the grant of incentive stock options within the meaning of Section 422 of the Code, nonstatutory stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance-based stock awards, and other forms of equity compensation, in each case to the Company’s officers, directors, employees and consultants.

“Person” has the meaning set forth in the Credit Agreement.

“Preferred Stock” means the Preferred Stock of the Company, par value $0.0001 per share, as described in the Certificate of Incorporation (as in effect on the date hereof).

“Principal Market” means a nationally recognized securities exchange, inter-dealer quotation system or over-the-counter market, including but not limited to, the NASDAQ Global Market, the NASDAQ Global Select Market, the NASDAQ Capital Market, New York Stock Exchange, Inc., the American Stock Exchange, the OTC Bulletin Board or and any successor exchanges thereto, whichever is at the time the principal trading exchange or market for the Company’s Common Stock.

“Principal Office” means the Company’s principal office as set forth in Section 17 hereof or such other principal office of the Company in the United States of America the address of which first shall have been set forth in a notice to the Holder.

“Put Event” means the occurrence of any of the following events: (i) a Change of Control or (ii) an Event of Non-Compliance.

“Put Notice” has the meaning set forth in Section 5(b).

“Qualifying IPO” has the meaning set forth in the Credit Agreement.

“Redemption Price” has the meaning set forth in Section 5(d).

“Regulatory Requirement” has the meaning set forth in Section 9(f).

“Responsible Officer” has the meaning set forth in the Credit Agreement.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, in each case as amended from time to time, or any successor thereto.

“Stock Combination” has the meaning set forth in Section 6(a)(i)(C).

“Stock Dividend” has the meaning set forth in Section 6(a)(i)(A).

“Stock Subdivision” has the meaning set forth in Section 6(a)(i)(B).

“Stockholders Agreement” means the Second Amended and Restated Stockholders Agreement dated October 28, 2013 among the Company, certain of its stockholders, as amended, restated, supplemented or otherwise modified from time to time.

“Subsidiary” and “Subsidiaries” have the meaning set forth in the Credit Agreement.

“Transaction” has the meaning set forth in Section 6(b).

“Trigger Price Per Share” means the value equal to the greater of (i) Fair Market Value Per Share and (ii) the Closing Price Per Share, subject to proportional adjustments upon the occurrence of an event specified in Section 6(a)(i); provided, however, that during such time that the Common Stock of the Company is listed for trading on a Principal Market, the “Trigger Price Per Share” equals the closing price of a share of the Company’s Common Stock as reported on the Company’s Principal Market on the applicable date.

“Warrant” has the meaning set forth in the Preamble.

“Warrant Securities” means this Warrant and the Warrant Shares, collectively.

“Warrant Shares” means (a) the shares of Common Stock issued or issuable upon exercise of this Warrant in accordance with its terms and (b) all other shares of the Company’s Capital Stock issued with respect to such shares by way of stock dividend, stock split or other reclassification or in connection with any merger, consolidation, recapitalization or other reorganization affecting the Company’s Capital Stock.

SECTION 12.                  Survival of Provisions.  Upon the full exercise by the Holder of its rights to purchase Common Stock under this Warrant, all of the provisions of this Warrant shall terminate (other than the provisions of Sections 8 through 23 of this Warrant shall survive such exercise until the earlier of (i) the Expiration Date and (ii) such time as the rights of the Holder to have the Company redeem all Warrant Securities held by the Holder have been fully exercised in accordance with the terms hereof.

SECTION 13.                  Delays, Omissions and Indulgences.  It is agreed that no delay or omission to exercise any right, power or remedy accruing to the Holder upon any breach or default of the Company under this Warrant shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  It is further agreed that any waiver, permit, consent or approval of any kind or character on the Holder’s part of any breach or default under this Warrant, or any waiver on the Holder’s part of any provisions or conditions of this Warrant must be in writing and that all remedies, either under this Warrant, or by law or otherwise afforded to the Holder, shall be cumulative and not alternative.

SECTION 14.                  Representations and Warranties of the Holder.

The Holder represents and warrants to the Company as follows:

(a)                                 Purchase for Own Account.  This Warrant and the securities to be acquired upon exercise of this Warrant by the Holder are being acquired for investment for the Holder’s account, not as a nominee or agent, and not with a view to the public resale or distribution within the meaning of the Securities Act.  The Holder also represents that it has not been formed for the specific purpose of acquiring this Warrant or the shares of common stock.

(b)                                 Disclosure of Information. The Holder has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the acquisition of this Warrant and its underlying securities.  The Holder further has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of this Warrant and its underlying securities and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to the Holder or to which the Holder has access.

(c)                                  Investment Experience.  The Holder understands that the purchase of this Warrant and its underlying securities involves substantial risk.  The Holder has experience as an investor in securities of companies in the development stage and acknowledges that the Holder can bear the economic risk of the Holder’s investment in this Warrant and its underlying securities and has such knowledge and experience in financial or business matters that the Holder is capable of evaluating the merits and risks of its investment in this Warrant and its underlying securities and/or has a preexisting personal or business relationship with the Company and certain of its officers, directors or controlling persons of a nature and duration that enables the Holder to be aware of the character, business acumen and financial circumstances of such persons.

(d)                                 Accredited Investor Status.  The Holder is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act.

(e)                                  The Act.  The Holder understands that this Warrant and the Warrant Shares issuable upon exercise hereof have not been registered under the Securities Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of the Holder’s investment intent as expressed herein.  The Holder understands that this Warrant and the Warrant Shares issued upon any exercise hereof are “restricted securities” under the applicable federal and state securities laws and must be held indefinitely unless subsequently registered under the Securities Act and qualified under applicable state securities laws, or unless exemption from such registration and qualification are otherwise available.  The Holder is aware of the provisions of Rule 144 promulgated under the Securities Act.  The Holder acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period, and on requirements relating to the Company which are outside of the Holder’s control, and which the Company is under no obligation and may not be able to satisfy.

(f)                                   No Voting Rights.  The Holder, as a holder of this Warrant, will not have any voting rights as a stockholder of the Company until the exercise of this Warrant.

(g)                                  No Public Market. The Holder understands that no public market now exists for any of the securities issued by the Company, and that the Company has made no assurances that a public market will ever exist for the Warrant Shares.

(h)           Market Stand-off Agreement. The Holder agrees that the Warrant Shares shall be subject to the Market Standoff provisions in Section 1.12 of the Investors Rights Agreement.

(i)            Restrictive Securities Legend.  The certificate(s) representing the Warrant Shares shall bear the restrictive legends set forth below:

THIS COMMON STOCK PURCHASE WARRANT AND THE SHARES OF STOCK THAT MAY BE PURCHASED HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED, TRANSFERRED, OR OTHERWISE DISPOSED OF UNTIL THE HOLDER HEREOF PROVIDES EVIDENCE REASONABLY SATISFACTORY TO THE COMPANY (WHICH, IN THE DISCRETION OF THE COMPANY, MAY INCLUDE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY) THAT SUCH OFFER, SALE, PLEDGE, TRANSFER, OR OTHER DISPOSITION WILL NOT VIOLATE APPLICABLE FEDERAL OR STATE SECURITIES LAWS.

SECTION 15.      Rights of Transferees.  Subject to Section 8 hereof, the rights granted to the Holder hereunder of this Warrant shall pass to and inure to the benefit of all subsequent transferees of all or any portion of this Warrant (provided that the Holder and any transferee shall hold such rights in proportion to their respective ownership of this Warrant and the Warrant Shares) until extinguished pursuant to the terms hereof.

SECTION 16.      Captions.  The titles and captions of the Sections and other provisions of this Warrant are for convenience of reference only and are not to be considered in construing this Warrant.

SECTION 17.      Notices.

All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, telecopy, overnight courier service or personal delivery:

(a)	if to the Company:

Apollo Endosurgery, Inc.
1120 S. Capital of Texas Hwy
Bldg. 1, Suite 300
Austin, TX 78746
Attention: Todd Newton

with a copy to (which shall not constitute notice):

Cooley LLP
3175 Hanover Street
Palo Alto, CA 94304
Attention: Mark B. Weeks

(b)	if to the Holder:

Richard T. Pines
Athyrium Capital Management, LP
530 Fifth Avenue, Floor 25
New York, NY 10036

With a copy to:

Andrew Hyman
Athyrium Capital Management, LP
530 Fifth Avenue, Floor 25
New York, NY 10036

with a copy to:

Moore & Van Allen PLLC
100 North Tryon Street
Suite 4700
Charlotte, NC 28202
Attention: Tripp Monroe

All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial overnight courier service; five (5) Business Days after being deposited in the mail, postage prepaid, if mailed; and when receipt is acknowledged, if telecopied or emailed.

SECTION 18.      Successors and Assigns.  This Warrant shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that the Company shall have no right to assign its rights, or to delegate its obligations, hereunder without the prior written consent of the Holder.

SECTION 19.      Amendments.  Neither this Warrant nor any term hereof may be amended, changed, waived, discharged or terminated without the prior written consent of the Holder and the Company to such action.

SECTION 20.      Severability.  If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

SECTION 21.      Governing Law.  This Warrant is to be construed and enforced in accordance with and governed by the laws of the State of New York and without regard to the principles of conflicts of law of such state.

SECTION 22.      Entire Agreement; Conflicts.  This Warrant, the Investor Rights Agreement, the Credit Agreement, the other Investment Documents, and each of the documents referenced therein are intended by the parties as a final expression of their agreement and are intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein.  Following any exercise of this Warrant, in whole or in part, if the Holder shall become a party to the any agreement governing the rights and/or obligations of the stockholders of the Company, and notwithstanding anything to the contrary contained in any such agreement, in the event of a conflict between the terms of this Warrant and the terms of any such agreement with respect to any Warrant Shares, the terms of this Warrant shall govern.

SECTION 23.      Rules of Construction.  Unless the context otherwise requires “or” is not exclusive, and references to sections or subsections refer to sections or subsections of this Warrant.  All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

[Remainder of Page Intentionally Omitted.]

IN WITNESS WHEREOF, the Company has caused this Warrant to be issued and executed in its corporate name by a duly authorized officer as of the date of issuance set forth above.

APOLLO ENDOSURGERY, INC.

By:	/s/ Todd Newton
Name:	Todd Newton
Title:	Chief Executive Officer

EXHIBIT A

NOTICE OF EXERCISE

To:	Apollo Endosurgery, Inc.

1.             The undersigned, pursuant to the provisions of the attached Warrant, hereby elects to exercise this Warrant with respect to          shares of Common Stock (the “Exercise Amount”).  Capitalized terms used but not otherwise defined herein have the meanings ascribed thereto in the attached Warrant.

2.             The undersigned herewith tenders payment for such shares in the following manner (please check type, or types, of payment and indicate the portion of the Exercise Price to be paid by each type of payment):

Exercise for Cash

Cashless Exercise

3.             Please issue a certificate or certificates representing the shares issuable in respect hereof under the terms of the attached Warrant, as follows:

(Name of Record Holder/Transferee)

and deliver such certificate or certificates to the following address:

(Address of Record Holder/Transferee)

4.             The undersigned represents that the aforesaid shares are being acquired for the account of the undersigned for investment purposes.

5.             If, and only if, the subject exercise is at any time prior to the Company’s Initial Public Offering, the undersigned confirms that the representations and warranties set forth in Sections 14(a), (b), (c), (d), (e) and (h) of the attached Warrant are true and correct as of the date below.

6.             If the Exercise Amount is less than all of the shares of Common Stock purchasable hereunder, please issue a new warrant representing the remaining balance of such shares, as follows:

(Name of Record Holder/Transferee)

and deliver such warrant to the following address:

(Address of Record Holder/Transferee)

(Signature)

(Date)

EXHIBIT B

FORM OF LETTER AGREEMENT

This Letter Agreement (“Agreement”) is executed pursuant to the terms of that certain Warrant dated as of February 27, 2015 (the “Warrant”) issued by and among Apollo Endosurgery, Inc., a Delaware corporation (the “Company”) to Athyrium Opportunities II Acquisition LP.  All capitalized terms used and not expressly defined in this Agreement will have the meanings given to them in the Warrant.  By the execution of this Agreement, the undersigned or permitted transferee agrees as follows:

(i)            Definitions.

(A)          A “Sale of the Company” shall mean either: (i) a transaction or series of related transactions in which a Person, or a group of related Persons, acquires from stockholders of the Company shares representing more than fifty percent (50%) of the outstanding voting power of the Company to an Independent Third Party (a “Stock Sale”); or (ii) a transaction that qualifies as a Liquidation Event or Deemed Liquidation Event, as defined in and pursuant to Section IV.C.2(a) and (c) of the Certificate of Incorporation.

(B)          “Independent Third Party” means any Person who, immediately prior to the contemplated transaction, (i) does not own, directly or indirectly, in excess of 5% of the Capital Stock of the Company on a fully diluted basis (a “5% Owner”), (ii) is not controlling, controlled by or under common control with any such 5% Owner, (iii) is not the spouse or descendent (by birth or adoption) of any such 5% Owner or a trust for the benefit of such 5% Owner and/or such Persons, and (iv) is neither a portfolio company of any such 5% Owner nor a subsidiary of any portfolio company of any such 5% Owner.

(C)          “Athyrium Investors” shall mean Holder and its successors and permitted assigns.

(ii)           Actions to be Taken.  In the event that the holders of at least 65% of the then-outstanding shares of Preferred Stock (including any Common Stock that has been issued upon the conversion of Preferred Stock), voting together as a single class (the “Requisite Holders”) (the “Selling Preferred Stockholders”), and a majority of the members of the board of directors of the Company, approve a Sale of the Company in writing, specifying that this section shall apply to such transaction, then each Athyrium Investor hereby agrees:

(A)          if such transaction requires stockholder approval, with respect to all Warrant Shares that such Athyrium Investor owns or over which such Athyrium Investor otherwise exercises voting power, to vote (in person, by proxy or by action by written consent, as applicable) all Warrant Shares in favor of, and adopt, such Sale of the Company (together with any related amendment to the Certificate of Incorporation required in order to implement such Sale of the Company) and to vote in opposition to any and all other proposals that could reasonably be expected to delay or impair the ability of the Company to consummate such Sale of the Company;

(B)          if such transaction is a Stock Sale, to sell the same proportion of shares of Warrant Shares beneficially held by such Athyrium Investor as is being sold by the Selling Preferred Stockholders to the buyer to whom the Selling Preferred Stockholders propose to sell their Warrant Shares on the same terms and conditions as the Selling Preferred Stockholders;

(C)          to execute and deliver all related documentation and take such other action in support of the Sale of the Company as shall reasonably be requested by the Company or the Selling Preferred Stockholders in order to carry out the terms and provisions of this section, including without limitation executing and delivering instruments of conveyance and transfer, and any purchase agreement, merger agreement, indemnity agreement, escrow agreement, consent, waiver, governmental filing, share certificates duly endorsed for transfer (free and clear of impermissible liens, claims and encumbrances) and any similar or related documents;

(D)          not to deposit, and to cause its affiliates not to deposit, except as provided in this Agreement, any Warrant Shares owned by such party in a voting trust or subject any Warrant Shares to any arrangement or agreement with respect to the voting of such shares, unless specifically requested to do so by the acquiror in connection with the Sale of the Company;

(E)           to refrain from exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect to such Sale of the Company;

(F)           if the consideration to be paid in exchange for the Warrant Shares pursuant to this section includes any securities, and due receipt thereof by any stockholder of the Company would require under applicable law (x) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities or (y) the provision to any stockholder of the Company of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Act, the Company may cause to be paid to any such Athyrium Investor in lieu thereof, against surrender of the Warrant Shares which would have otherwise been sold by such Athyrium Investor, an amount in cash equal to the fair value (as determined in good faith by the Company) of the securities which such Athyrium Investor would otherwise receive as of the date of the issuance of such securities in exchange for the Warrant Shares; and

(G)          in the event that the Selling Preferred Stockholders, in connection with such Sale of the Company, appoint a stockholder representative (the “Stockholder Representative”) with respect to matters affecting the stockholder of the Company under the applicable definitive transaction agreements following consummation of such Sale of the Company, (x) to consent to (a) the appointment of such Athyrium Investor Representative, (b) the establishment of any applicable escrow, expense or similar fund in connection with any indemnification or similar obligations and (c) the payment of such Athyrium Investor’s pro rata portion (from the applicable escrow or expense fund or otherwise) of any and all reasonable fees and expenses to such Athyrium Investor Representative in connection with such Athyrium Investor Representative’s services and duties in connection with such Sale of the Company and its related service as the representative of the stockholders of the Company, and (y) not to assert any claim or commence any suit against the Stockholder Representative or any other stockholder of the Company with respect to any action or inaction taken or failed to be taken by the Stockholder Representative in connection with its service as the Stockholder Representative, absent fraud gross negligence, willful misconduct, or as otherwise set forth in any agreement governing the conduct of the Stockholder Representative.

(iii)          Exceptions.  Notwithstanding the foregoing, no Athyrium Investor will be required to comply with section above in connection with any Sale of the Company unless:

(A)          any representations and warranties to be made by such Athyrium Investor in connection with the Sale of the Company are limited to representations and warranties related to authority, ownership and the ability to convey title to such Warrant Shares, including and limited to representations and warranties that (w) any escrow of proceeds of any such transaction shall be withheld on at least a pro rata basis among all stockholders of the Company, (x) such Athyrium Investor holds all right, title and interest in and to the Warrant Shares such Athyrium Investor purports to hold, free and clear of all liens and encumbrances, (y) the obligations of such Athyrium Investor in connection with the transaction have been duly authorized, if applicable, and (z) the documents to be entered into by such Athyrium Investor have been duly executed by such Athyrium Investor and delivered to the acquirer and are enforceable against such Athyrium Investor in accordance with their respective terms;

(B)          subject to the applicable provisions of the Certificate of Incorporation, the liability of an Athyrium Investor shall be limited to such Athyrium Investor’s pro rata share (determined in proportion to proceeds received by such Athyrium Investor in connection with such Sale of the Company in accordance with the applicable provisions of the Certificate of Incorporation) of a negotiated aggregate indemnification amount but that in no event shall that amount exceed the amount of consideration actually paid to such Athyrium Investor in connection with such Sale of the Company; except with respect to (x) representations and warranties of such Athyrium Investor relating to authority, ownership and ability to convey title to such Warrant Shares, (y) any covenants made by such Athyrium Investor with respect to confidentiality or voting related to the Sale of the Company, or (z) claims related to fraud or willful breach by such Athyrium Investor, the liability for each of which may exceed the limitation set forth above, if and to the extent that such additional liability has been approved by and borne by the Requisite Holders (as defined in the Certificate of Incorporation); and

(C)          upon the consummation of the Sale of the Company, (w) each holder of shares of any series of the Preferred Stock and each holder of Common Stock will receive the same form of consideration for their shares of Preferred Stock and Common Stock, respectively, as each other holder of Preferred Stock and Common Stock, respectively, (x) each holder of a series of Preferred Stock will receive the same value of consideration per share of such series of Preferred Stock, (y) each holder of Common Stock will receive the same value of consideration per share of Common Stock, and (z) unless elected by the holders of the Preferred Stock in accordance with the Certificate of Incorporation, the aggregate consideration receivable by all holders of any series of Preferred Stock and Common Stock shall be allocated among the holders of such Preferred Stock and Common Stock on the basis of the relative liquidation preferences to which the holders of each respective series of such Preferred Stock and the holders of Common Stock are entitled in a Liquidation Event or Deemed Liquidation Event as defined in and pursuant to Section IV.C.2(a) and (c) of the Certificate of Incorporation, and assuming for this purpose that the Sale of the Company is a Deemed Liquidation Event) in accordance with the Certificate of Incorporation in effect immediately prior to the Sale of the Company.

(iv)          No Athyrium Investor shall be required to enter into any non-competition or non- solicitation obligation, or other similar restrictive covenants, and failure to do so, in either case, shall not limit their rights to transfer thereunder.

(v)           Irrevocable Proxy.  To secure the Athyrium Investors’ obligations to vote their Warrant Shares in accordance with this section, each Athyrium Investor hereby appoints the Chairman of the Board of Directors or the Chief Executive of the Company, or either of them from time to time, or their designees, as such Athyrium Investor’s true and lawful proxy and attorney, with the power to act alone and with full power of substitution, to vote all of such Athyrium Investors’ Warrant Shares as set forth in this Agreement and to execute all appropriate instruments consistent with this Agreement on behalf of such Athyrium Investor if, and only if, such Athyrium Investor fails to vote all of their Warrant Shares or execute such other instruments in accordance with the provisions of this Agreement within five (5) days of the Company’s or any other party’s written request for such Athyrium Investor’s written consent or signature; provided, however, that with respect to such Athyrium Investor, the Company shall only exercise such proxy and appointment if the Company provides five (5) days prior written notice to the Athyrium Investors, together with such information pertaining to the Sale of the Company as may be reasonably requested by the Athyrium Investors.  The proxy and power granted by each Athyrium Investor pursuant to this section are coupled with an interest and are given to secure the performance of such party’s duties under this Agreement.  Each such proxy and power will be irrevocable for the term hereof.  The proxy and power, so long as any party hereto is an individual, will survive the death, incompetency and disability of such party or any other individual holder of the Warrant Shares and, so long as any party hereto is an entity, will survive the merger or reorganization of such party or any other entity holding any Warrant Shares.

(vi)          Termination.  This Agreement shall terminate upon an Initial Public Offering of the Company.

(vi)          Amendments.  Neither this Agreement nor any term hereof may be amended, changed, waived, discharged or terminated without the prior written consent of the undersigned Athyrium Investor and the Company to such action.

EXECUTED and DATED as of                 , 20  .

HOLDER OR PERMITTED
TRANSFEREE:

By:
Name:
Address: